Exhibit 10-uuuu

AGREEMENT

In connection with the anticipated merger (the “Merger”) by and among Cinergy Corp., a Delaware corporation (“Cinergy”), Duke Energy Corporation, a North Carolina corporation (“Duke”) and their respective affiliates as contemplated by the Agreement and Plan of Merger (the “Merger Agreement”) dated as of May 8, 2005, originally by and among Duke, Cinergy, Deer Holding Corp., a Delaware corporation, Deer Acquisition Corp., a North Carolina corporation, and Cougar Acquisition Corp., a Delaware corporation, Cinergy and the individual listed on Exhibit A hereto (the “Executive”) (collectively, the “Parties”) hereby enter into this agreement (this “Agreement”).  The Parties are entering into this Agreement in order to accelerate the payment of certain amounts that are expected to become payable following 2005.  Capitalized terms used but not otherwise defined in this Agreement shall have the meaning set forth in the Merger Agreement.

1.             Annual Incentive Plan.  Notwithstanding any deferral election to the contrary, the Parties hereby agree that Cinergy shall pay to the Executive, prior to December 31, 2005, in satisfaction of his or her expected payment under the Cinergy Corp. Annual Incentive Plan (“AIP”) for the 2006 performance period, which payment would otherwise be expected to be made during the thirty-day period following the Effective Time, the amount (if any) set forth on Exhibit A hereto.

a.             Within thirty days following the Effective Time, Cinergy hereby agrees to provide the Executive with an additional payment equal to the excess, if any, of (i) the payment to which the Executive would be entitled in accordance with the terms of the AIP for the 2006 performance period (calculated without regard to this Agreement), over (ii) the amount provided to the Executive during 2005 pursuant to this Section 1.  The Executive hereby agrees and acknowledges that, after such payments are made to him or her, Cinergy and its affiliates shall have no further payment obligations to the Executive under the AIP for the 2006 performance period and his or her participation, or right to participate, in the AIP with respect to the 2006 performance period shall cease immediately.

b.             For the avoidance of doubt, and notwithstanding anything herein to the contrary, the payments described in this Section shall not be taken into account in computing any benefits under any other plan, program or arrangement of Cinergy or its affiliates; provided, however, that when determining the Executive’s “Highest Average Earnings” under the Cinergy Corp. Non-Union Employees’ Pension Plan, as amended, and any other plan or arrangement that references such definition (collectively, the “Pension Plan”), the Executive shall be treated as if he or she had received, at the Effective Time and under the terms of the AIP, the payment(s) provided under this Section; further, provided, however, that for the avoidance of doubt, the Parties acknowledge and agree that the Pension Plan has been amended to specify that the amount of the AIP payments taken into account in determining the Executive’s Highest Average Earnings for the 2006 calendar year shall not exceed the greater of (i) the payments made in 2006 under the AIP with respect to the 2005 performance period and (ii) the payments made (or treated hereunder as having been made) in 2006 under the AIP with respect to the 2006 performance period.

2.             LTIP Performance Shares

a.             Cinergy hereby agrees to pay to the Executive, prior to December 31, 2005, in connection with the performance share agreements, if any, that have been granted to him or her under the Cinergy Corp. 1996 Long-Term Incentive Compensation Plan (“LTIP”) for performance cycle VIII (covering the 2004-2006 performance period), performance cycle IX (covering the 2005-2007 performance period) and performance cycle X (covering the 2006-2008 performance period) (collectively, his or her “Performance Shares”), under which payment would otherwise be expected to be made during the thirty-day period following the Effective Time, the amount (if any) set forth on Exhibit A hereto.  Within thirty days following the Effective Time, Cinergy hereby agrees to provide the Executive with an additional payment equal to the excess, if any, of (i) the amount to which the Executive would be entitled in accordance with the terms of his or her Performance Shares as a result of the Merger (calculated without regard to this Agreement), over (ii) the amount provided to the Executive during 2005 pursuant to this Section 2(a).

b.             Cinergy hereby agrees to pay to the Executive, prior to December 31, 2005, the additional amount set forth on Exhibit A hereto in connection with his or her Performance Shares for performance cycle X (covering the 2006-2008 performance period), which payment would otherwise be expected to be made only in the event of the Executive’s qualifying termination of employment during the two-year period following the Effective Time.  Notwithstanding the foregoing, however, the Executive shall have a contingent right to an additional payment in the event of his or her qualifying termination of employment in accordance with Section 8(a)(iii) of the performance share agreement, if any, that has been granted to him or her under the LTIP for performance cycle X (covering the 2006-2008 performance period), the amount of which shall be reduced by the amount, if any, provided in 2005 pursuant to this Section 2(b).

c.             The Executive hereby acknowledges and agrees that, after the payments described in this Section are made to him or her, Cinergy and its affiliates shall have no further payment obligations to the Executive or his or her beneficiaries under the LTIP with respect to his or her Performance Shares, and his or her participation, or right to participate, in the LTIP for such cycles shall cease.

3.             Miscellaneous Benefits.  Cinergy hereby agrees to pay to the Executive, prior to December 31, 2005, in satisfaction of his or her rights with respect to (a) outplacement benefits, (b) a vehicle allowance, (c) a perk pool allowance, (d) tax and financial planning services, (e) continued welfare benefit coverage, (f) executive life insurance coverage, and (g) relocation benefits  (collectively, the “Miscellaneous Benefits”), which payments would otherwise be expected to be made to him or her after 2005, the amounts (if any) set forth on Exhibit A hereto.  The Executive hereby agrees and acknowledges that, after such payments are made to him or her, Cinergy and its affiliates shall have no further payment obligations to the Executive, under his or her employment agreement or otherwise, and whether in connection with his or her termination of employment or otherwise, with respect to each of the Miscellaneous Benefits for which an amount is set forth on Exhibit A hereto; provided, however, that Cinergy hereby agrees to provide the Executive with an additional payment equal to the excess, if any, of (I) the relocation benefits to which the Executive would be entitled in accordance with the terms of its applicable plans and arrangements (calculated without regard to this Agreement), over (II) the benefits provided to the Executive during 2005 in lieu of relocation benefits pursuant to this Section 3.

4.             Restricted/Phantom Stock.  Cinergy hereby agrees to waive any restrictions otherwise applicable to the restricted and/or phantom stock granted to the Executive on the dates set forth on Exhibit A hereto, under which vesting and/or payment would otherwise be expected to occur on or following the Effective Time, and Cinergy hereby agrees to transfer and/or pay to the Executive in connection with the waiver of such restrictions the number of shares of Cinergy common stock and/or amount in cash set forth on Exhibit A hereto, such that all income from such transfer shall be included in the Executive’s taxable income in 2005.  The Executive hereby agrees and acknowledges that, after such restrictions are released and/or such payments are made, Cinergy and its affiliates shall have no further payment obligations to the Executive with respect to such restricted and/or phantom stock grant (or the portion thereof identified on Exhibit A hereto).

5.             Severance.  Cinergy hereby agrees to pay to the Executive, prior to December 31, 2005, in satisfaction of all (or a portion) of the severance benefits to which he or she otherwise might become entitled, the amount (if any) set forth on Exhibit A hereto.  Within thirty days following a qualifying termination of employment pursuant to which the Executive otherwise would be entitled to severance benefits, Cinergy hereby agrees to provide the Executive with an additional payment equal to the excess, if any, of (i) the severance benefits to which the Executive would be entitled in connection with his or her qualifying termination of employment (calculated without regard to this Agreement), over (ii) the amount provided to the Executive during 2005 pursuant to this Section 5.  The Executive hereby agrees and acknowledges that, after such payments are made to him or her, Cinergy and its affiliates shall have no further payment obligations to the Executive, under his or her employment agreement or otherwise, with respect to severance benefits.  For purposes of clarity, the Parties acknowledge and agree that the term “severance benefits” where used herein shall mean any cash payment otherwise provided under the terms of the Executive’s employment agreement, as amended and as currently effective, or any severance plan sponsored by Cinergy or its affiliates, where the amount of such payment is based on a multiple of the Executive’s salary and/or bonus or bonus opportunity.

6.             Nonqualified Pension Plan.  To the extent that the Executive is or may become entitled to benefits under the Cinergy Corp. Excess Pension Plan, Cinergy Corp. Supplemental Executive Retirement Plan and/or a supplemental retirement benefit under his or her employment agreement (collectively, the “Nonqualified Pension Plan”), the Parties agree that the Nonqualified Pension Plan is hereby amended (but only with respect to the Executive) to provide for the payment by Cinergy to the Executive, prior to December 31, 2005, of the amount specified on Exhibit A hereto and is further amended to reduce the actuarial equivalent (determined using the applicable actuarial factors contained in the Nonqualified Pension Plan) of the Executive’s accrued benefits thereunder (or right to additional benefits thereunder) by such amount.  In all other respects the Nonqualified Pension Plan shall remain in full force and effect.

7.             Nonqualified Account Plan.  To the extent that the Executive is entitled to benefits under the Cinergy Corp. 401(k) Excess Plan, Cinergy Corp. Nonqualified Deferred Incentive Compensation Plan and/or the Cinergy Corp. Excess Profit Sharing Plan (collectively, the “Nonqualified Account Plan”), the Parties agree that the Nonqualified Account Plan is hereby amended (but only with respect to the Executive) to provide for the payment by Cinergy to the Executive, prior to December 31, 2005, of the amount specified on Exhibit A hereto and is further amended to reduce the Executive’s benefits thereunder by such amount.  In all other respects the Nonqualified Account Plan shall remain in full force and effect.

8.             Tax Matters.  Cinergy shall withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided pursuant to this Agreement.  The Parties agree that none of the payments and benefits payable or provided hereunder and in connection with the Merger are expected to constitute “excess parachute payments” within the meaning of Section 280G of the Code.  In the event that any amounts payable or benefits provided hereunder become subject to the excise tax under Section 4999 of the Code, the Executive shall continue to have the rights, if any, that are provided to him or her under his or her employment agreement with respect to excise tax gross-up payments.  In the event that the highest marginal Ohio income tax rate is higher in 2005 than in 2006, Cinergy shall provide the Executive with an additional payment in 2006 equal to the incremental tax obligation resulting from such higher 2005 rate so that the Executive is in the same position, for Ohio income tax purposes, as if he or she had received the payments made under this Agreement in 2006 rather than in 2005.

                9.             Assignment; Governing Law.  Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Executive, otherwise than by will or the laws of descent and distribution.  This Agreement shall be binding upon the Company and its successors and assigns.  This Agreement shall be interpreted, enforced and governed under the laws of the State of Ohio without regard to any applicable state’s choice of law provisions.  Any dispute between the Parties under this Agreement shall be resolved through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association and the arbitration shall be conducted in Cincinnati, Ohio.

                10.           Entire Agreement.  This Agreement shall supersede any and all prior oral or written representations, understandings and agreements of the Parties with respect to the matters contained herein, and it contains the entire agreement of the Parties with respect to those matters.  Once signed by the Parties hereto, no provision of this Agreement may be modified or amended unless agreed to in a writing signed by the Parties.  Any notice required by this Agreement shall be sent in writing and delivered by first class mail to the last known address of the Party to whom it is sent.  This Agreement may be executed by the Parties hereto in counterparts, and each of which shall be considered an original for all purposes.

                11.           Miscellaneous

a.             The Executive acknowledges and agrees that Cinergy (and/or any of its authorized officers and/or employees) is authorized to act for each of its subsidiaries and affiliates, including Duke and its subsidiaries and affiliates following the Merger, with respect to all aspects of the administration and interpretation of this Agreement, and that with respect to employment matters references herein to Cinergy shall include Cinergy Services, Inc. or such other affiliate that employs the Executive.

b.             Notwithstanding any other provision of this Agreement, this Agreement shall be administered in a manner that complies with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amount in a taxable year that is prior to the taxable year or years in which such amount would otherwise actually be distributed or made available to or on behalf of the Executive.

c.             The Executive acknowledges and agrees that no action taken in connection with this Agreement shall give him the right to terminate his or her employment for “Good Reason” or shall otherwise provide him or her with rights under his or her employment agreement or any other compensation agreement or arrangement.

d.             The Executive acknowledges and agrees that, within 45 days following his or her termination of employment with Cinergy and its affiliates, he or she shall be required to execute (and not timely revoke) a waiver and release of all claims that he or she might assert against Cinergy and its affiliates and successors, on a form provided by Cinergy (which form shall be substantially in the form of the waiver and release attached to the Executive’s employment agreement, if applicable).

                12.           Repayment Obligation.  This Section shall apply with respect to the Executive only to the extent it is not unlawful under the Sarbanes-Oxley Act of 2002 or any related rule, regulation or interpretation.

a.             In the event that the Executive voluntarily terminates employment with Cinergy and its affiliates prior to the Effective Time, the Executive shall be required to repay 100% of any benefits or payments provided hereunder within ten days following his or her termination of employment.

b.             The Parties acknowledge and agree that (i) payments provided hereunder in 2005 might not otherwise be payable in the event that the Merger does not occur, (ii) the receipt of such amounts will be includible in the Executive’s taxable income in 2005 and (iii) the Executive’s ability to recover the taxes paid in connection with such amounts is limited under current tax laws.  Accordingly, in the event that the Effective Time does not occur prior to December 15, 2006, the Executive shall be required to repay 50% of any benefits or payments provided hereunder no later than December 31, 2006.

c.             Notwithstanding anything herein to the contrary, (i) the Executive shall not be required to repay any amount which, without regard to this Agreement, Cinergy determines in good faith the Executive has earned prior to the date on which repayment would otherwise be required, (ii) in the event of repayment, the Executive shall not be treated as having waived his or her rights to earn, after the date of repayment, the repaid amounts as a result of satisfying the eligibility criteria for such amounts in accordance with the terms of Cinergy’s applicable plans and arrangements, (iii) no repayment shall be required with respect to any amount provided pursuant to Section 7, and (iv) this Section 12 shall be administered in a manner that complies with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amount in a taxable year that is prior to the taxable year or years in which such amount would otherwise actually be distributed or made available to or on behalf of the Executive.

                13.           Affect on Other Arrangements.  Except as otherwise provided in Section 1, for the avoidance of doubt, and notwithstanding anything herein to the contrary, the Parties acknowledge and agree that payments made under this Agreement shall not be taken into account in computing any benefits under any plan, program or arrangement of Cinergy or its affiliates.

IN WITNESS WHEREOF, the Parties have signed, or caused a duly authorized agent thereof to sign, this Agreement on their behalf and thereby acknowledge their intent to be bound by its terms and conditions.

EXECUTIVE	CINERGY CORP.

Signed:	Signed:

Printed:	Printed:

Date:	Date:

EXHIBIT A

Executive:  _____________________

1.	Annual Incentive Plan (§ 1)			$

2.	LTIP Performance Shares (§ 2)
	a.	Cycle VIII (2004-2006)		$
	b.	Cycle IX (2005-2007)		$
	c.	Cycle X (2006-2008 (§ 2(a))		$
	d.	Cycle X (2006-2008 (§ 2(b))		$

3.	Miscellaneous Benefits (§ 3)
	a.	Outplacement Benefits		$
	b.	Vehicle Allowance		$
	c.	Perk Pool Allowance		$
	d.	Tax and Financial Planning		$
	e.	Continued Welfare Benefits		$
	f.	Executive Life Insurance		$
	g.	Relocation Benefits

4.	Restricted and/or Phantom Stock (§ 4)
	a.	Date of Grant:	Payment or number of shares:
	b.	Date of Grant:	Payment or number of shares:

5.	Severance Benefits (Employment Agreement) (§ 5)			$

6.	Nonqualified Pension Plan (§ 6)
	a.	Excess Pension Plan		$
	b.	Supplemental Executive Retirement Plan		$
	c.	Supplemental Retirement Benefit (Employment Agreement)		$

7.	Nonqualified Account Plan (§ 7)
	a.	401(k) Excess Plan		$
	b.	Nonqualified Deferred Incentive Compensation Plan		$
	c.	Excess Profit Sharing Plan		$